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First Amendment
of
FMC Corporation Non-Qualified Savings and Investment Plan
(As Amended and Restated Effective as of January 1, 2000)

    WHEREAS, FMC Corporation (the "Company") maintains the FMC Corporation Non-Qualified Savings and Investment Plan (the "Plan") and administers the Plan through the FMC Corporation Employee Welfare Benefits Plan Committee (the "Committee"); and

    WHEREAS, the Plan has previously been amended, most recently in the form of an amendment and restatement effective as of January 1, 2000, and the Company now considers it desirable to amend the Plan further;

    NOW, THEREFORE, by virtue of the authority reserved to the Committee by Article IX of the Plan, the Plan is hereby amended effective as of January 1, 2000 as follows:

    1.  Section 6.1  Deemed Investments is hereby amended by adding the following as the last sentence of Subsection (a) thereof:

      "Notwithstanding anything herein to the contrary, a Participant who is subject to Section 16(b) of the Exchange Act may not transfer any Deferral Contribution or any corresponding Matching Contribution ("Section 16 Officer") out of the Company Stock Permitted Investment for at least six months after the date such Deferral Contribution and any corresponding Matching Contribution is made in the Company Stock Permitted Investment."

    2.  Section 8.2  Payment of Account Balances is hereby amended for clarification purposes by adding the following as the first sentence of Subsection (a) thereof: "All payments under this Plan shall be made in cash."; and, by adding the following to the end of the first sentence of Subsection (b) thereof: ";provided, however, that a Participant may not elect to receive a distribution in Company Stock instead of cash."

    3.  Section 8.4  Payments in the Event of Unforeseeable Emergency is hereby amended for clarification purposes by adding the following as the last sentence thereof:

      "Notwithstanding anything herein to the contrary, a Participant may not receive an emergency payment of any Deferral Contribution or any corresponding Matching Contribution made to the Company Stock Permitted Investment if such Deferral Contribution and any corresponding Matching Contribution was not made to the Company Stock Permitted Investment at least six months before the date of such Participant's request to receive an emergency payment."

    IN WITNESS WHEREOF, the undersigned member of the Committee has executed the foregoing amendment on behalf of the Company and the Committee on this 20th day of November, 2000.

FMC CORPORATION
By:	/s/ STEPHEN F. GATES Member, FMC Corporation Employee Welfare Benefits Plan Committee

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First Amendment of FMC Corporation Non-Qualified Savings and Investment Plan (As Amended and Restated Effective as of January 1, 2000)